                                                  Free Writing Prospectus
                                                  Filed Pursuant to Rule 433
                                                  Registration No. 333-140436-26

                                                     FREE WRITING PROSPECTUS FOR
[MERRILL LYNCH LOGO]                                               FFMER 2007-H1
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                               ABS NEW TRANSACTION

                             FREE WRITING PROSPECTUS

                          $[237,756,000] (APPROXIMATE)

                MERRILL LYNCH FIRST FRANKLIN MORTGAGE LOAN TRUST,
                                 SERIES 2007-H1
                     MORTGAGE LOAN ASSET-BACKED CERTIFICATES

                      FIRST FRANKLIN FINANCIAL CORPORATION
                                     SPONSOR

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.
                                    DEPOSITOR

                            HOME LOAN SERVICES, INC.
                                    SERVICER

                       LASALLE BANK, NATIONAL ASSOCIATION
                                     TRUSTEE

                                OCTOBER [1], 2007

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RECIPIENTS SHOULD READ THE INFORMATION CONTAINED IN THE IMPORTANT NOTICES
SECTION FOLLOWING THE COVER PAGE OF THIS FREE WRITING PROSPECTUS.


                                                                               1
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                                                     FREE WRITING PROSPECTUS FOR
[MERRILL LYNCH LOGO]                                               FFMER 2007-H1
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                                IMPORTANT NOTICES

The depositor has filed a registration statement (including a prospectus) with the SEC (File no. 333-140436) for the offering to which this Free Writing Prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus when it is available if you request it by calling the toll-free number at 1-800-248-3580.

This Free Writing Prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this Free Writing Prospectus is preliminary and is subject to completion or change.

The information in this Free Writing Prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any inconsistent information contained in any prior similar free writing prospectus relating to these securities.

Numerous assumptions were used in preparing the Free Writing Prospectus which may or may not be stated therein. The Free Writing Prospectus should not be construed as either projections or predictions or as legal, tax, financial or accounting advice.

Any yields or weighted average lives shown in the Free Writing Prospectus are based on prepayment assumptions and actual prepayment experience may dramatically affect such yields or weighted average lives. In addition, it is possible that prepayments on the underlying assets will occur at rates slower or faster than the rates assumed in the Free Writing Prospectus. Furthermore, unless otherwise provided, the Free Writing Prospectus assumes no losses on the underlying assets and no interest shortfall. The specific characteristics of the securities may differ from those shown in the Free Writing Prospectus due to differences between the actual underlying assets and the hypothetical assets used in preparing the Free Writing Prospectus.

This communication shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of the securities discussed in this Free Writing Prospectus in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Please be advised that asset-backed securities may not be appropriate for all investors. Potential investors must be willing to assume, among other things, market price volatility, prepayments, yield curve and interest rate risk. Investors should fully consider the risk of an investment in these securities.

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RECIPIENTS SHOULD READ THE INFORMATION CONTAINED IN THE IMPORTANT NOTICES
SECTION FOLLOWING THE COVER PAGE OF THIS FREE WRITING PROSPECTUS.


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
                                           SCENARIO                            1               2
-------------------------------------------------------------------------------------------------------
                                              SPEED             PRICING  100% pricing    100% pricing
                                              RATES                         Forward         Forward
                                           TRIGGERS                          Fail            Fail
                                       CLEANUP CALL                       To Maturity     To Maturity
                                DEFAULT P&I ADVANCE                      100% Advance    100% Advance
                                   DEFAULT SEVERITY                           35%             45%
                               DEFAULT RECOVERY LAG              Months    0 months        0 months
                                    DEFAULT BALANCE                     Current Balance Current Balance
                                    CPR = CDR + CRR    Capped at prepay
                                          CPR = CRR        PSA standard    CPR = CRR       CPR = CRR
                       INITIAL
          RATINGS         BOND        SUBORDINATION

CLASS SP/FITCH/MOODYS     SIZE  *INCLUDES OC TARGET
M1     AA+ /AA+ /Aa1      4.65                25.00    CDR
                                                       CummLosses
M2      AA /AA /Aa2       4.05                20.95    CDR
                                                       CummLosses
M3     AA- /AA- /Aa3      2.60                18.35    CDR
                                                       CummLosses
M4       A+ /A+ /A1       2.20                16.15    CDR                        24.09           17.11
                                                       CummLosses                18.81%          19.52%
M5        A /A /A2        2.15                14.00    CDR                        20.39           14.72
                                                       CummLosses                17.00%          17.61%
M6       A- /A- /A3       1.95                12.05    CDR                        17.45           12.81
                                                       CummLosses                15.38%          15.95%
B1    BBB+ /BBB+ /Baa1    1.95                10.10    CDR
                                                       CummLosses
B2     BBB /BBB /Baa2     1.70                 8.40    CDR
                                                       CummLosses
B3    BBB- /BBB- /Baa3    1.40                 7.00    CDR
                                                       CummLosses
B4     BB+ /BB+ /Ba1      1.60                 5.40    CDR
                                                       CummLosses


OC                        5.40                 5.40                                 -

             3               4               5               6               7
-------------------------------------------------------------------------------------
       100% pricing    100% pricing    100% pricing    100% pricing    100% pricing
          Forward         Forward         Forward+200     Forward         Forward+200
           Fail            Fail            Fail            Fail            Fail
        To Maturity     To Maturity     To Maturity     To Maturity     To Maturity
       100% Advance    100% Advance    100% Advance    100% Advance    100% Advance
            55%             60%             60%             60%             60%
         0 months        0 months        0 months        6 months        6 months
      Current Balance Current Balance Current Balance Current Balance Current Balance

         CPR = CRR       CPR = CRR       CPR = CRR       CPR = CRR       CPR = CRR


CLASS
M1

M2

M3

M4              13.25           11.92           10.98           11.58           10.79
               19.97%          20.17%          18.97%          19.74%          18.72%
M5              11.54           10.41            9.48           10.07            9.31
               18.05%          18.21%          16.94%          17.75%          16.70%
M6              10.12            9.16            8.32            8.84            8.18
               16.33%          16.48%          15.27%          16.03%          15.07%
B1

B2

B3

B4



OC